Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal 2013 Results

NEWARK, NJ — June 6, 2013:  IDT Corporation (NYSE: IDT) reported diluted EPS of $0.39 and non-GAAP diluted EPS of $0.31 on revenue of $397.2 million and Adjusted EBITDA of $9.1 million for its third quarter of fiscal 2013 (3Q13), the three months ended April 30, 2013.

Howard Jonas, IDT’s Chairman and CEO, said, “Growth in the third quarter was fueled by IDT Telecom’s Retail Communications and Payment Services offerings.  We are pleased by the continued success of our retail offerings, and are executing on our plans to further expand our portfolio of payment services.  We have just soft-launched domestic bill payment services and a prepaid virtual Visa offering, and we expect to begin rolling out international money remittance services on a limited basis in the fourth quarter.

 "Given the consistently strong performance of IDT during the first three quarters of fiscal 2013 and the solid execution on our growth initiatives, IDT is in a strong position to resume paying a regular quarterly dividend to its stock holders in fiscal 2014, since we prepaid the fiscal year 2013 dividend earlier this fiscal year. We are also moving forward on the spin-off of Straight Path Communications as part of our continuing efforts to create shareholder value,” Jonas concluded.

3Q13 OVERVIEW
(All comparisons are for 3Q13 to 3Q12)

●	Revenue increased 4.6% to $397.2 million, the 13th consecutive quarter of year over year revenue growth

●	Minutes of use decreased 0.4% to 7.8 billion

●	SG&A expense increased 7.8% to $55.2 million

●	Adjusted EBITDA increased 21.9% to $9.1 million

●	Income from operations increased to $14.7 million compared to $2.2 million

●	Operating margin increased 310 basis points to 3.7%

●	Net income attributable to IDT increased to $8.7 million compared to $3.0 million

●	Non-GAAP net income of $6.9 million compared to $9.8 million

●	Diluted non-GAAP EPS of $0.31 compared to $0.44

●	Net cash provided by operating activities of $22.4 million compared to $24.4 million

●	On May 1, 2013, IDT paid in full the $21.1 million mortgage note balance on its property at 520 Broad Street in Newark

●	On May 6, 2013, IDT filed for a spin-off of Straight Path Communications, Inc. (SPCI) to its stockholders

NOTES:

Adjusted EBITDA,  non-GAAP net income and non-GAAP EPS for all periods presented are non-GAAP measures intended to provide useful information that may be more indicative of IDT’s or the relevant segment’s core operating results than the nearest GAAP measures.  Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

IDT’s operating results for all prior periods presented have been adjusted to reflect the spin-off of Genie Energy which was effected in October 2011. Genie Energy is accounted for as discontinued operations for all periods presented.

OPERATING RESULTS BY SEGMENT

TPS

Telecom Platform Services (TPS), which accounted for 97.9% of IDT’s revenue in 3Q13, markets and distributes multiple communications and payment services across four business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ revenue in 3Q13 increased 4.5% year over year and decreased 3.4% sequentially, to $388.9 million.  The overall sequential decrease reflects, for the most part, the fact that that the third quarter of IDT’s fiscal year contains three fewer days than the second quarter.  The second quarter also includes the holiday season, which is a significant seasonal driver of international long distance traffic.

●
Retail Communications’ revenue increased 19.1% year over year and 2.7% sequentially to $165.4 million. Both year over year and sequentially, increased sales of Boss Revolution Pinless calling services in the U.S. more than offset declines in sales of other retail offerings, including traditional calling cards sold in the US and Europe.  Retail Communications’ revenue constituted 42.5% of total TPS revenue in 3Q13.

●
Wholesale Termination Services’ revenue decreased 11.4% year over year and 12.6% sequentially to $159.3 million.  Wholesale minutes of use also declined year over year and sequentially.  The declines in both revenue and minutes were the result of an industry-wide increase in termination rates to certain key destinations which, while improving revenue per minute, resulted in a decline in minutes of use.  We expect the net impact of such market pricing movements for the next few months to continue to be neutral to positive to our operating profit, despite potentially impacting negatively our top line revenue and minutes. The sequential declines in revenue and minutes of use also reflect, in part, the fact that the third quarter has three fewer days than the second quarter.  Wholesale Termination Services’ revenue constituted 41.0% of total TPS revenue in 3Q13.

●
Payment Services’ revenue increased 30.2% year over year and 10.1% sequentially to $51.3 million, primarily reflecting continued growth of international mobile top-up (IMTU) sales, including IMTU sales over the Boss Revolution payment platform.  Payment Services’ revenue constituted 13.2% of total TPS revenue in 3Q13.

●
Hosted Platform Solutions’ revenue declined 7.4% year over year and increased 0.1% sequentially to $12.9 million. Year over year, the decline is due to our cable telephony service offering, which has been in harvest mode. Hosted Platform Solutions’ revenue constituted 3.3% of total TPS revenue in 3Q13.

TPS’ direct cost of revenues was $329.1 million, a 3.7% increase year over year and a 3.8% decrease sequentially.  Direct cost as a percentage of revenues decreased to 84.6% in 3Q13, compared to 85.3% in 3Q12 and 84.9% in 2Q13.  The year over year and sequential decreases were driven primarily by the growth of Retail Communications revenue compared to the decrease in Wholesale Termination Services revenue, resulting in a positive revenue mix shift.

TPS’ SG&A expense was $46.8 million, a 4.2% increase year over year and a 1.0% decrease sequentially.  The year over year increase was due primarily to an increase in credit card processing fees associated with distributors, retailers and customers who re-charge or top-up their accounts with a credit card, while the sequential decrease was due primarily to a decline in legal expenses.  IDT continues to expect that TPS’ SG&A expense will increase at a more rapid pace in upcoming quarters as it continues to roll out new payment products and services, and increases the scope of sales and marketing activities.  As a percentage of TPS’ revenue, TPS’ SG&A expense was 12.0% compared to 12.1% in 3Q12 and 11.8% in 2Q13.

TPS’ Adjusted EBITDA was $13.0 million, a 31.5% increase year over year and a 2.2% decrease sequentially.  Adjusted EBITDA as a percentage of revenue was 3.3%, compared to 2.7% in 3Q12, and 3.3% in 2Q13. The year over year improvement primarily reflects the continued growth in top line revenue and margin expansion, while the sequential decrease primarily reflects the impact of having three fewer days in 3Q13 compared to 2Q13.

TPS’ depreciation and amortization expense was $3.3 million, a 7.3% decrease year over year and a 1.6% increase sequentially.  The year over year decrease reflects the deployment of technologies that require less CAPEX in recent years, and the full depreciation of more equipment.  The sequential increase reflects a change in the estimated useful lives of certain equipment which increased the depreciation on these assets.

TPS’ income from operations was $19.3 million, compared to a loss from operations of $0.1 million in 3Q12, and income from operations of $10.1 million in 2Q13.  Income from operations in 3Q13 included a gain of $9.6 million reflecting reversals of previous accruals made for potential legal settlements.  In 3Q12, income from operations included a $6.5 million charge related to four legal matters.

CPS

Consumer Phone Services (CPS) sells local and long distance services.  CPS has been in harvest mode since fiscal 2006 - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ 3Q13 revenue was $3.4 million, compared to $4.6 million in the year ago quarter and $3.7 million in the prior quarter.  Income from operations was $0.3 million, $1.0 million and $0.4 million for the same periods, respectively.  The year over year declines in revenue and income from operations were in line with management’s expectations.

ALL OTHER

All Other includes: Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery; Zedge, a service providing mobile games and personalization content such as ringtones and wallpapers through Android and iOS apps and IDT’s real estate holdings.  All Other also includes Straight Path Communications, Inc. (SPCI), which holds IDT’s interests in Straight Path Spectrum, which holds, leases and markets fixed wireless spectrum licenses, and Straight Path IP Group, which holds intellectual property primarily related to communications over the Internet and the licensing and other businesses related to this intellectual property.  IDT has announced its intention to spin off SPCI to its shareholders and, in connection with the spin-off, filed an initial Registration Statement with the Securities and Exchange Commission.

All Other’s 3Q13 revenue was $4.9 million, a 60.1% increase compared to the year ago quarter and a 6.9% decrease sequentially.  The year over year increases were attributable primarily to Fabrix and Zedge.  The sequential decrease reflects declines in revenue generated by Fabrix and Zedge. All Other’s 3Q13 loss from operations was $1.6 million, compared to income from operations of $4.3 million in 3Q12 and a loss from operations of $0.8 million in 2Q13. Income from operations in 3Q12 included a $5.3 million gain recorded by Straight Path Spectrum on the sale of rights in wireless spectrum licenses.

FABRIX:  Fabrix’s revenue was $2.6 million in 3Q13 compared to $1.3 million in 3Q12 and $2.8 million in 2Q13.  Fabrix’s revenue is generally recognized from the date on which delivered orders are accepted by the customer over the term of the related software support agreements.

ZEDGE:  As of May 31st, Zedge has surpassed 62 million downloads on Android, and remains among the top fifteen most popular free apps available in Google Play.  The Zedge iOS app, launched in December, has been installed more than 3 million times.  In 4Q13, Zedge expects to offer ringtones in the iOS app which will help drive additional customer growth.  On Android, game publishers continue turning to Zedge for user acquisition due to Zedge’s expertise in non-incentivized games discovery. Zedge generated revenue of $1.4 million in 3Q13 compared to $0.9 million in 3Q12 and $1.6 million in 2Q13.

CONSOLIDATED RESULTS AND BALANCE SHEET

Corporate G&A expense in 3Q13 was $3.4 million, including $0.9 million in non-cash compensation.  G&A expense increased 13.4% year over year and decreased 23.9% sequentially.  The year over year increase reflects primarily an increase in stock based compensation due to a July 2012 grant.  The sequential decrease is due primarily to a $0.9 million donation to the IDT Charitable Foundation in 2Q13.

Provision for income taxes in 3Q13 was $7.6 million compared to a benefit from income taxes of $2.3 million in the year ago quarter and provision for income taxes of $3.1 million in 2Q13.  In 4Q12, IDT reversed a portion of the valuation allowance that had been applied against its U.S. deferred income tax assets due to the current and expected future profitability of its operations in the United States.  Because of this reversal, IDT records a provision for federal income tax in periods when it has pretax income.  Actual U.S. federal cash taxes paid are expected to be minimal for the foreseeable future, as IDT continues to utilize its NOLs.  As of April 30, 2013, IDT had $25.1 million in net deferred income tax assets.  NOLs for U.S. taxes totaled $168 million as of April 30, 2013.  Following the spin-off of SPCI, this amount will not change significantly.

Net income attributable to IDT in 3Q13 was $8.7 million, compared to $3.0 million in both the year ago and sequential quarters.

Non-GAAP net income and diluted non-GAAP EPS exclude certain components of GAAP net income (loss) that are not necessarily indicative of ongoing core operations.  The excluded components are detailed in the reconciliation provided at the end of this release.  Non-GAAP net income was $6.9 million in 3Q13, compared to $9.8 million in the year ago quarter and $6.4 million in the prior quarter.  Diluted non-GAAP EPS was $0.31 in 3Q13 compared to $0.44 in the year ago quarter and $0.29 in the prior quarter.

As of April 30, 2013, IDT had $162.9 million of cash, cash equivalents and marketable securities. In addition, IDT had an aggregate of $38.5 million of current and long-term restricted cash and cash equivalents, which included $32.0 million in customer deposits and other restricted balances held by IDT’s Gibraltar based bank.

On May 1, 2013, the mortgage note on IDT’s 520 Broad Street building of $21.1 million was paid in full. As of April 30, 2013, the note payable balance was included in current liabilities in IDT’s consolidated balance sheet.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

●	IDT will host a conference call at 6:00 PM ET this evening, June 6th, beginning with management’s discussion of financial and operational results, business outlook and strategy followed by Q&A.

●	To listen to the conference call and/or participate in the Q&A, dial toll-free 1-877-317-6789 (from U.S.) or 1-412-317-6789 (international) and request the IDT Corporation call.

●
An audio replay of the conference call will be available one hour after the call concludes through June 13, 2013 by dialing 1-877-344-7529 (conference code #10029332), and by streaming from the investor relations page of the IDT website: www.idt.net/about/ir.

●
Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at www.idt.net/about/ir.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services.  IDT Telecom’s retail products allow people to communicate and share financial resources around the world.  IDT’s carrier services business is a global leader in wholesale voice termination.   Other IDT technology based holdings include Fabrix Systems (www.fabrixsystems.com), Zedge (www.zedge.net), and Straight Path Communications, Inc., which holds spectrum licenses as well as intellectual property related to communications over the Internet and other computer networks.  For more information, visit www.idt.net.

In this press release, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to remain profitable and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	April 30, 2013	July 31, 2012
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$152,081	$151,504
Restricted cash and cash equivalents—short-term	29,058	12,636
Marketable securities	10,830	—
Trade accounts receivable, net of allowance for doubtful accounts of $13,428 at April 30, 2013 and $13,055 at July 31, 2012	63,994	83,054
Prepaid expenses	22,210	18,800
Deferred income tax assets, net—current portion	2,799	5,142
Other current assets	12,120	17,522

Total current assets	293,092	288,658
Property, plant and equipment, net	85,435	85,567
Goodwill	14,778	14,614
Other intangibles, net	1,449	1,907
Investments	9,819	7,133
Restricted cash and cash equivalents—long-term	9,471	9,466
Deferred income tax assets, net—long-term portion	22,298	31,744
Other assets	10,065	12,025

Total assets	$446,407	$451,114

Liabilities and equity
Current liabilities:
Trade accounts payable	$33,120	$39,845
Accrued expenses	151,000	161,266
Deferred revenue	89,923	84,588
Customer deposits	25,213	10,524
Income taxes payable	1,657	1,337
Notes payable—current portion	21,831	560
Other current liabilities	3,709	3,245

Total current liabilities	326,453	301,365
Notes payable—long-term portion	6,689	29,716
Other liabilities	8,147	17,308

Total liabilities	341,289	348,389
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2013 and July 31, 2012	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 24,151 and 24,112 shares issued and 21,273 and 21,342 shares outstanding at April 30, 2013 and July 31, 2012, respectively	242	241
Additional paid-in capital	399,379	395,869
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,878 and 2,770 shares of Class B common stock at April 30, 2013 and July 31, 2012, respectively	(98,836)	(97,757)
Accumulated other comprehensive income	1,630	202
Accumulated deficit	(198,224)	(196,358)

Total IDT Corporation stockholders’ equity	104,224	102,230
Noncontrolling interests	894	495

Total equity	105,118	102,725

Total liabilities and equity	$446,407	$451,114

IDT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2013	2012	2013	2012
	(in thousands, except per share data)
Revenues	$397,221	$379,719	$1,209,491	$1,121,945
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	331,178	319,811	1,010,941	945,528
Selling, general and administrative (i)	55,229	51,254	166,854	154,589
Depreciation and amortization	3,972	4,163	10,972	12,836
Research and development	1,717	1,191	4,918	3,320

Total costs and expenses	392,096	376,419	1,193,685	1,116,273
Other operating gains (losses), net	9,601	(1,138)	9,401	(10,540)

Income (loss) from operations	14,726	2,162	25,207	(4,868)
Interest expense, net	(443)	(434)	(790)	(2,262)
Other income (expense), net	2,433	(564)	5,133	(804)

Income (loss) from continuing operations before income taxes	16,716	1,164	29,550	(7,934)
(Provision for) benefit from income taxes	(7,592)	2,285	(12,763)	6,224

Income (loss) from continuing operations	9,124	3,449	16,787	(1,710)
Discontinued operations, net of tax:
Income from discontinued operations	—	—	—	1,015
Income on sale of discontinued operations	—	—	—	2,000

Total discontinued operations	—	—	—	3,015

Net income	9,124	3,449	16,787	1,305
Net (income) loss attributable to noncontrolling interests	(433)	(460)	(1,529)	14

Net income attributable to IDT Corporation	$8,691	$2,989	$15,258	$1,319

Amounts attributable to IDT Corporation common stockholders:
Income (loss) from continuing operations	$8,691	$2,989	$15,258	$(2,591)
Income from discontinued operations	—	—	—	3,910

Net income	$8,691	$2,989	$15,258	$1,319

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income (loss) from continuing operations	$0.42	$0.14	$0.73	$(0.13)
Income from discontinued operations	—	—	—	0.19

Net income	$0.42	$0.14	$0.73	$0.06

Weighted-average number of shares used in calculation of basic earnings per share	20,905	21,041	20,847	20,633

Diluted:
Income (loss) from continuing operations	$0.39	$0.14	$0.69	$(0.13)
Income from discontinued operations	—	—	—	0.19

Net income	$0.39	$0.14	$0.69	$0.06

Weighted-average number of shares used in calculation of diluted earnings per share	22,360	22,084	22,178	20,633

Dividends declared per common share	$—	$0.15	$0.75	$0.51

(i) Stock-based compensation included in selling, general and administrative expenses	$1,601	$1,007	$5,631	$2,623

IDT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended April 30,
	2013	2012
	(in thousands)
Operating activities
Net income	$16,787	$1,305
Adjustments to reconcile net income to net cash provided by operating activities:
Net income from discontinued operations	—	(3,015)
Depreciation and amortization	10,972	12,836
Deferred income taxes	11,788	(997)
Provision for doubtful accounts receivable	2,514	1,322
Gain on sale of rights in wireless spectrum licenses	—	(5,330)
Interest in the equity of investments	(1,541)	(1,029)
Stock-based compensation	5,631	2,623
Change in assets and liabilities:
Trade accounts receivable	16,873	15,605
Prepaid expenses, other current assets and other assets	5,230	2,910
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(25,602)	3,197
Customer deposits	12,977	3,640
Income taxes payable	320	(4,188)
Deferred revenue	4,599	2,089

Net cash provided by operating activities	60,548	30,968
Investing activities
Capital expenditures	(10,928)	(7,428)
Deposit on purchase of leasehold interest in building	(950)	—
Collection of notes receivable	750	—
Increase in investments	(1,219)	—
Proceeds from sale and redemption of investments	107	3,165
Increase in restricted cash and cash equivalents	(16,723)	(718)
Purchase of marketable securities	(14,130)	—
Proceeds from maturities of marketable securities	3,285	—
Proceeds from sale of rights in wireless spectrum licenses	—	6,800
Proceeds from maturities of certificates of deposit	—	3,540

Net cash (used in) provided by investing activities	(39,808)	5,359
Financing activities
Dividends paid	(17,124)	(11,599)
Cash of subsidiaries deconsolidated as a result of the Genie spin-off	—	(104,243)
Distributions to noncontrolling interests	(1,545)	(1,180)
Purchases of stock of subsidiary	(1,804)	—
Proceeds from sale of stock of subsidiary	145	133
Repayments of capital lease obligations	—	(1,781)
Repayments of borrowings	(180)	(273)
Repurchases of Class B common stock	(1,078)	(210)

Net cash used in financing activities	(21,586)	(119,153)
Discontinued operations
Net cash used in operating activities	—	(889)
Net cash used in investing activities	—	(2,048)

Net cash used in discontinued operations	—	(2,937)
Effect of exchange rate changes on cash and cash equivalents	1,423	(2,068)

Net increase (decrease) in cash and cash equivalents	577	(87,831)
Cash and cash equivalents at beginning of period	151,504	244,301

Cash and cash equivalents at end of period	$152,081	$156,470

Supplemental schedule of non-cash investing and financing activities
Escrow account overages included in other current assets used to reduce notes payable	$1,340	$—

Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the Genie spin-off	$—	$18,803

Reconciliation of Non-GAAP Financial Measures for the Third Quarter Fiscal 2013

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the third quarter of fiscal 2013 Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization and other operating losses and subtract other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, other operating losses, and stock-based compensation, and subtracts other operating gains and income from discontinued operations.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the basic and diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2013 and fiscal 2012 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and intends to incur capital expenditures at the reduced levels going forward. Since IDT’s telecommunications network is less costly than in the past, IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Other operating gains (losses), net, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Although the Company has claim settlements and gains from sales of assets from time-to-time and has a number of matters under litigation, such gains and losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Income from discontinued operations is also excluded from the calculation of non-GAAP net income and non-GAAP EPS because discontinued operations are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. Although there may be discontinued operations in the future, the income or loss from discontinued operations does not reflect the performance of IDT’s core and continuing operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2013 (3Q13)
Revenue	$397.2	$388.9	$3.4	$4.9	$-
Direct cost of revenue	331.2	329.1	1.5	0.6	-
Selling, general and administrative	55.2	46.8	1.6	3.5	3.4
Research and development	1.7	-	-	1.7	-
Adjusted EBITDA	9.1	13.0	0.3	(0.9)	(3.4)
Subtract (Add):
Depreciation and amortization	4.0	3.3	-	0.7	-
Other operating gains	(9.6)	(9.6)	-	-	-
Income (loss) from operations	$14.7	$19.3	$0.3	$(1.6)	$(3.4)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2013 (2Q13)
Revenue	$411.7	$402.8	$3.7	$5.2	$-
Direct cost of revenue	344.5	342.1	1.7	0.6	-
Selling, general and administrative	56.4	47.3	1.5	3.1	4.4
Research and development	1.8	-	-	1.8	-
Adjusted EBITDA	9.0	13.3	0.4	(0.3)	(4.4)
Subtract (Add):
Depreciation and amortization	3.9	3.2	-	0.6	-
Other operating gain	(0.1)	-	-	(0.1)	-
Income (loss) from operations	$5.3	$10.1	$0.4	$(0.8)	$(4.4)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2012 (3Q12)
Revenue	$379.7	$372.1	$4.6	$3.0	$-
Direct cost of revenue	319.8	317.3	2.0	0.5	-
Selling, general and administrative	51.3	45.0	1.6	1.8	3.0
Research and development	1.2	-	-	1.2	-
Adjusted EBITDA	7.5	9.9	1.0	(0.4)	(3.0)
Subtract (Add):
Depreciation and amortization	4.2	3.5	-	0.6	0.1
Other operating losses (gains), net	1.1	6.5	-	(5.3)	-
Income (loss) from operations	$2.2	$(0.1)	$1.0	$4.3	$(3.0)

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Nine Months Ended April 30, 2013
Revenue	$1,209.5	$1,183.7	$11.2	$14.6	$-
Direct cost of revenue	1,010.9	1,004.2	4.9	1.8	-
Selling, general and administrative	166.9	141.3	4.9	10.2	10.5
Research and development	4.9	-	-	4.9	-
Adjusted EBITDA	26.8	38.2	1.4	(2.3)	(10.5)
Subtract (Add):
Depreciation and amortization	11.0	9.1	-	1.8	0.1
Other operating gains, net	(9.4)	(9.3)	-	(0.1)	-
Income (loss) from operations	$25.2	$38.4	$1.4	$(4.0)	$(10.6)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Nine Months Ended April 30, 2012
Revenue	$1,121.9	$1,098.8	$14.9	$8.2	$-
Direct cost of revenue	945.5	937.3	6.7	1.5	-
Selling, general and administrative	154.6	135.5	5.0	3.9	10.1
Research and development	3.3	-	-	3.3	-
Adjusted EBITDA	18.5	25.9	3.2	(0.5)	(10.1)
Subtract (Add):
Depreciation and amortization	12.8	11.0	-	1.6	0.2
Other operating losses (gains), net	10.5	16.0	-	(5.3)	(0.1)
(Loss) income from operations	$(4.9)	$(1.0)	$3.2	$3.2	$(10.3)

IDT Corporation
Reconciliations of Net Income to Non-GAAP Net Income and Earnings Per Share to Non-GAAP EPS
(unaudited)
in millions, except per share data
Figures may not foot due to rounding to millions.

	3Q13	2Q13	3Q12	Nine Months Ended April 30, 2013	Nine Months Ended April 30, 2012

Net income	$9.1	$3.5	$3.4	$16.8	$1.3
Adjustments (add) subtract:
Stock-based compensation	(1.6)	(1.8)	(1.0)	(5.6)	(2.6)
Depreciation and amortization	(4.0)	(3.9)	(4.2)	(11.0)	(12.8)
Other operating gains (losses), net	9.6	0.1	(1.1)	9.4	(10.5)
Income from discontinued operations	-	-	-	-	3.0
Total adjustments	4.0	(5.5)	(6.3)	(7.2)	(22.9)
Income tax effect of total adjustments*	(1.8)	2.6	-	3.1	-
	2.2	(2.9)	-	(4.1)	-
Non-GAAP net income	$6.9	$6.4	$9.8	$20.9	$24.3

Earnings per share:
Basic	$0.42	$0.14	$0.14	$0.73	$0.06
Total adjustments	(0.09)	0.17	0.32	0.27	1.12
Non-GAAP EPS - basic	$0.33	$0.31	$0.46	$1.00	$1.18

Weighted-average number of shares used in calculation of basic earnings per share	20.9	20.8	21.0	20.8	20.6

Diluted	$0.39	$0.13	$0.14	$0.69	$0.06 **
Total adjustments	(0.08)	0.16	0.30	0.25	1.04
Non-GAAP EPS - diluted	$0.31	$0.29	$0.44	$0.94	$1.10

Weighted-average number of shares used in calculation of diluted earnings per share	22.4	22.1	22.1	22.2	22.0

* In 4Q12, IDT, due to its profitability in the United States and expected future profitability, reversed a portion of the valuation allowance that had been applied against its U.S. deferred income tax assets. Accordingly, effective with 1Q13, IDT is including an adjustment for the income tax effect of the other adjustments.

** For the nine months ended April 30, 2012, the diluted earnings per share equals basic earnings per share because IDT had a loss from continuing operations and the effect of the dilutive securities would have been anti-dilutive.